Exhibit 99.1

Elite Pharmaceuticals, Inc. Reports Financial Results for the Fiscal Year Ended March 31, 2023

and Provides Conference Call Information

Conference Call Scheduled for Friday, June 30 at 11:30 AM EDT

Northvale, NJ – June 29, 2023: Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCBB: ELTP), a specialty pharmaceutical company developing niche generic products, announced results for the fiscal year ended March 31, 2023 (“Fiscal 2023”).

Consolidated revenues for Fiscal 2023 were $34.2 million, an increase of $1.9 million or 5.9% as compared to the comparable period of the prior fiscal year. Operating profits were $3.7 million, a decrease of $1.4 million from the comparable period of the prior year, and net income was $3.6 million. The decrease in operating profits was primarily attributed to an increase in R&D spending and the investment in a sales and distribution organization.

Conference Call Information

Elite’s management will host a conference call to discuss the year-end 2023 financial results and provide an update on recent business developments. Stockholder questions should be submitted to the company in advance of the call.

Date:	June 30, 2023
Time:	11:30 AM EDT
Dial-in numbers:	1-800-346-7359 (domestic) 1-973-528-0008 (international)
Conference number:	98840
Questions:	dianne@elitepharma.com
Financial questions by 7:00 PM EST on Thursday, June 29, 2023
Audio Replay:	https://elite.irpass.com/events_presentations

The financial statements can be viewed for Elite’s Fiscal Year 2023 on Form 10-K here.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops and distributes niche generic products. Elite specializes in developing and manufacturing oral, controlled-release drug products. Elite owns multiple generic products, some of which are licensed to Prasco, LLC and TAGI Pharma. Elite operates a cGMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA, and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com